Exhibit 5.1

SMITH MACKINNON, PA

PROFESSIONAL ASSOCIATION

ATTORNEYS AT LAW

	SUITE 800	POST OFFICE BOX 2254 ORLANDO, FLORIDA 32802-2254
CITRUS CENTER
	255 SOUTH ORANGE AVENUE	TELEPHONE (407) 843-7300
	ORLANDO, FLORIDA 32801	FACSIMILE (407) 843-2448
JOHN P. GREELEY		EMAIL: JPG7300@AOL.COM

March 30, 2004

CenterState Banks of Florida, Inc.

1101 First Street South, Suite 202

Winter Haven, Florida 33880

Re:	Registration Statement on Form S-3 with respect to shares to be issued by CenterState Banks of Florida, Inc.

Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-3 that is being filed on the date hereof by CenterState Banks of Florida, Inc. (the “Company”), with the Securities and Exchange Commission, for the purposes of registering under the Securities Act of 1933, as amended, up to 675,627 shares (the “Shares”) of the authorized common stock, par value $0.01 per share of the Company to be offered by the Company to its shareholders in a rights offering.

We have acted as counsel for the Company and examined such documents, proceedings and records of the Company, certificates of public officials and representatives of the Company as we deemed necessary as a basis for the opinion expressed below.

Based upon the foregoing, it is our opinion that the Shares will be, when and if sold in accordance with the Registration Statement, duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

CenterState Banks of Florida, Inc..

March 30, 2004

SMITH MACKINNON, PA

By:	/s/ JOHN P. GREELEY

John P. Greeley